UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2010

NNN 2003 Value Fund, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51295	20-122092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously reported in our Current Report on Form 8-K filed on March 13, 2007, we through NNN VF Four Resource Square, LLC, our wholly owned subsidiary, or NNN VF Four Resource Square, entered into a secured loan with RAIT Partnership, or the lender, on March 7, 2007, in connection with our purchase of Four Resource Square, located in Mecklenburg County, North Carolina, or the Four Resource property. The secured loan with the lender is evidenced by a non-recourse promissory note in the principal amount of $23,000,000, a loan and security agreement and a deed of trust, or the Loan Agreement. We, through NNN VF Four Resource Square, own a 100% ownership interest in the Four Resource property.

Pursuant to the terms of the Loan Agreement we were to pay the lender the outstanding principal amount of $21,797,000, plus interest due under the Loan Agreement on the maturity date of March 7, 2010, or to make such payments within five business days of the maturity date. We were unable to pay the outstanding principal amount and interest on March 7, 2010, and were unable pay the lender within the five business day cure period, which ended March 12, 2010, thereby triggering an event of default.

We are currently in communication with the lender and are discussing several possible options in connection with the Four Resource property, including: (a) a sale of the property; (b) an extension of the maturity date of the loan; or (c) a deed-in-lieu of a sale of the property. However, pursuant to the terms of the Loan Agreement, we are subject to: (i) an immediate increase in our financial obligation to the lender in connection with the interest rate increasing from 7.25% per annum to a default interest rate of 12.25% per annum; and/or (ii) the lender foreclosing on the property. We cannot provide assurance we will reach an agreement with the lender to extend the maturity date of the Loan Agreement or to sell the Four Resource property. Therefore, the lender may elect to foreclose on the property or we may provide the lender a deed-in-lieu of sale of the property.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NNN 2003 Value Fund, LLC

March 18, 2010	By:	/s/ Kent W. Peters

Name: Kent W. Peters
Title: Chief Executive Officer